UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

______________________________

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

601 Jefferson Street

Suite 3400

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.    Completion of Acquisition or Disposition of Assets.

On June 28, 2007 KBR, Inc. announced the completion of the disposition of its 51% interest in Devonport Management Limited (“DML”), to Babcock International Group plc (“Babcock”), pursuant to the Share Purchase Agreement dated as of May 10, 2007 (the “Agreement”), by and among KBR’s wholly-owned subsidiary, Kellogg Brown & Root Holdings (U.K.) Limited, Balfour Beatty plc, The Weir Group plc, Babcock and KBR. The aggregate purchase price paid by Babcock was £350 million in cash for all of the interests in DML and KBR’s portion of the proceeds is approximately $350 million.

DML, through its subsidiary Devonport Royal Dockyard, is the primary dockyard performing refueling and related maintenance for the U.K.’s nuclear submarine fleet. The execution of the Agreement was announced pursuant to a Form 8-K filed by the Company dated May 10, 2007.

The pro forma balance sheets of KBR for December 31, 2004, 2005 and 2006, respectively, and the quarter ended March 31, 2007, and the pro forma income statements for the periods then ended, reflecting the sale of DML as if it had occurred at the beginning of the periods in question, will be filed by an amendment to this Form 8-K within the period required by Regulation S-X.

ITEM 8.01.	Other Events.

On June 27, 2007, KBR announced that it has been selected as one of three executing contractors of the U.S. Army’s Logistics Civil Augmentation Program (LOGCAP) IV contract. Under this competitively awarded contract, KBR will continue to serve as one of the logistics support providers to U.S. forces deployed in the Middle East. Terms of the transition from LOGCAP III to LOGCAP IV are under discussion with the client. KBR has also received an extension of LOGCAP III to December 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: July 3, 2007	By:	/s/ Andrew D. Farley
Senior Vice President and General Counsel